Exhibit 99.1
Amtech Reports Record Fiscal Year 2011 Performance
Revenue of $247 Million and $2.34 Earnings Per Fully Diluted Share

TEMPE, Ariz., Nov. 15, 2011 /PRNewswire/ -- Amtech Systems, Inc. (NASDAQ: ASYS), a global supplier of production and automation systems and related supplies for the manufacture of solar cells, semiconductors, and sapphire and silicon wafers, today reported results for its fourth quarter and fiscal year ending September 30, 2011.
Fiscal Year 2011 Record Financial Highlights:

•	Net revenue of $246.7 million, compared to $120.0 million in fiscal 2010

•	Solar revenue of $211.9 million, compared to $99.0 million in fiscal 2010

•	Record bookings of $239.8 million ($199.4 million solar)

•	Net income of $22.9 million, or $2.34 per diluted share, compared to net income of $9.6 million in fiscal 2010, or $1.04 per fully diluted share
Fourth Quarter 2011 Financial Highlights:

•	Net revenue of $59.9 million, up 32% from the prior year fourth quarter, down 17% sequentially from the third quarter

•	Fourth quarter solar revenue of $52.2 million, up 35% over the same prior year period and down 14% sequentially

•	Fourth quarter bookings of $16.8 million ($4.7 million solar)

•	Quarter-end backlog of $85.9 million ($71.2 million solar)

•	Fourth quarter gross margin was 34%, compared to 39% in the same prior year period and 36% in the third quarter 2011

•	Operating income of $5.3 million (including non-recurring expense of $2.9 million), compared to operating income of $8.9 million in the fourth quarter of 2010 and $12.1 million sequentially

•
Net income of $3.1 million, or $0.31 per diluted share (net of $0.19 per diluted share of non-recurring expense), compared to net income of $5.4 million, or  $0.58 per diluted share in the fourth quarter of 2010 and $7.3 million or $0.74 sequentially

•	Unrestricted cash increased to $67.4 million at September 30, 2011, compared to $60.2 million at June 30, 2011

J.S. Whang, Chief Executive Officer of Amtech, commented: "We are pleased to report record revenue and profitability for fiscal year 2011.  Our global team delivered very positive year-over-year progress reflecting the value of our diversified products and solutions for both solar and semiconductor customers.  Although total bookings were up sequentially from our June 30 quarter, solar orders were down primarily as a result of industry-wide oversupply and continuing macroeconomic headwinds.  We have already reduced our labor force by 21% since peaking in the quarter ended June 30, 2011."
Mr. Whang added, "We continue to invest in the long-term growth of our business and expect to emerge from this down cycle with an even stronger product portfolio for next generation high-efficiency markets.  We have a dedicated focus on both organic and inorganic growth opportunities to expand our technologies and product offerings.  As previously announced, Fokko Pentinga will assume the position of CEO on January 1, 2012 leading our global business.  As Executive Chairman, I will continue to participate in the oversight of Amtech's global business but also plan to further intensify the pursuit of external growth opportunities having strategic importance to our future success.  We believe our newly defined responsibilities allow us to give undivided attention to the successful execution of our long-term growth objectives."
Net revenue for the fourth quarter of fiscal 2011 totaled $59.9 million a 32% increase over net revenue of $45.4 million for the fourth quarter of fiscal 2010.  The increase was driven primarily by higher system shipments to customers in the solar industry.  Net revenue for the fourth quarter was down 17% from the third quarter's $71.9 million.  The sequential change reflects slowing market conditions within the solar and LED markets.
Total orders were up 25% sequentially at $16.8 million ($4.7 million solar) in the fourth quarter of fiscal 2011, compared to total orders of $13.4 million ($7.2 million solar) in the third quarter due primarily to increased semiconductor bookings.
At September 30, 2011, the Company's total order backlog was $85.9 million, including $71.2 million in solar orders.  The effect of foreign exchange on backlog during the September quarter was a negative $5.3 million.  Backlog includes deferred revenue and customer orders that are expected to ship within the next 12 months.
Gross margin in the fourth quarter of fiscal 2011 was 34%, compared to 36% in the prior quarter and 39% in the fourth quarter of fiscal 2010.  The lower gross margin was affected by approximately $2.1 million in inventory write-downs and other adjustments.
Selling, general and administrative (SG&A) expenses in the fourth quarter of fiscal 2011 were $10.1 million compared to $12.0 million in the preceding quarter, a 16% reduction.  SG&A expenses for both quarters were 17% of revenue consistent with the fourth quarter of 2010.
Research and Development (R&D) expense was $2.1 million in the fourth quarter compared to $1.9 million in preceding quarter, primarily due to continued investment in the Company's solar ion-implant project along with other on-going R&D projects.
The Company recorded a charge of $2.9 million ($0.19 per diluted share net of tax) related to cash paid for Amtech shares held by the shareholders of Kingstone Technology which they acquired in February 2011.  The Company acquired the shares at a premium to the market price at September 30, 2011, and consequently the Company recorded an expense for the premium.
Depreciation and amortization in the fourth quarter of fiscal 2011 was $0.8 million, an increase of 6% over the third quarter of 2011.
Income taxes in the fourth quarter of fiscal 2011 were $2.6 million, reflecting an effective tax rate of approximately 50%.  The high rate in the quarter was primarily due to higher valuation allowances on foreign net operating losses and provisions for uncertain tax positions in foreign countries relative to pre-tax income.
Net income for the fourth quarter of fiscal 2011 was $3.1 million, or $0.31 per diluted share, compared to $5.4 million or $0.58 per share, for the fourth quarter of fiscal 2010, and net income of $7.3 million, or $0.74 per diluted share, in the preceding fiscal 2011 quarter.
Outlook
The current supply/demand imbalance and global economic conditions have negatively impacted growth in the solar equipment market. Visibility is currently unclear as these conditions have caused solar cell manufacturers, Amtech's principal solar customer base, to significantly slow or push out their capacity expansion plans.  As a result, the Company expects revenues in its fiscal 2012 first quarter ending December 31, 2011, to be in the range of $21-$23 million.  Due to the significantly lower revenue volume and a planned increase in research and development spending, Amtech expects to incur a net loss for the quarter.
The Company continues to have a positive outlook for its long-term growth opportunities in the markets it serves: solar, semiconductor, and LED.  With a backlog of $86 million, a strong balance sheet and $67 million of unrestricted cash, Amtech expects to emerge from this down cycle even stronger with its solar offerings to the next generation high efficiency market.
Operating results could be impacted by the timing of system shipments, the net impact of revenue deferral on those shipments, and recognition of revenue based on customer acceptances, all of which can have a significant effect on operating results.
A substantial portion of Amtech's revenues are denominated in Euros. The revenue outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Euro. A significant decrease in the value of the Euro in relation to the United States Dollar could cause actual revenues to be lower than anticipated.
Conference Call
Amtech Systems will host a conference call and webcast today at 5:00pm EST to discuss its fiscal 2011 fourth quarter and year-end results. Those in the USA wishing to participate in the live call should dial (877) 317-6789 and request the "Amtech" call. From Canada, dial (866)-605-3852 and other international locations, dial (412) 317-6789. A replay of the call will be available one hour after the end of the conference through November 23, 2011 at 9:00am EST.  To access the replay please dial US toll free (877) 344-7529 and entering 10006642. From other international locations, please dial (412) 317-0088 using the same code.  A live and archived web cast of the conference call can be accessed in the investor relations section of Amtech's website at www.amtechsystems.com/.
About Amtech Systems, Inc.
Amtech Systems, Inc. manufactures capital equipment, including silicon wafer handling automation, thermal processing equipment and related consumables used in fabricating solar cells, LED and semiconductor devices. Semiconductors, or semiconductor chips, are fabricated on silicon wafer substrates, sliced from ingots, and are part of the circuitry, or electronic components, of many products including solar cells, computers, telecommunications devices, automotive products, consumer goods, and industrial automation and control systems. The Company's wafer handling, thermal processing and consumable products currently address the diffusion, oxidation, and deposition steps used in the fabrication of solar cells, LEDs, semiconductors, MEMS and the polishing of newly sliced silicon wafers.
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Securities Reform Act. Such statements may use words such as "proposed," "anticipate," "believe," "estimate," "expect," "goal," "guidance," "intend," "outlook," "predict," "project" and similar expressions as they relate to Amtech Systems, Inc. or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our 10-K and 10-Q reports and our other filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contacts:
Amtech Systems, Inc. Bradley C. Anderson Chief Financial Officer (480) 967-5146 irelations@Amtechsystems.com	Christensen Investor Relations Patty Bruner (480) 201-6075 pbruner@christensenir.com

INCOME STATEMENT - CONSOLIDATED
Unaudited
(amounts in thousands, except per share data)

	QUARTERS ENDED		TWELVE MONTHS ENDED
	September 30,		September 30,
	2011	2010	2011	2010
Revenues, net of returns and allowances	$59,867	$45,413	$246,705	$120,019
Cost of sales	39,627	27,761	156,048	77,307
Gross profit	20,240	17,652	90,657	42,712
Selling, general and administrative	10,057	7,860	43,739	24,075
Research and development	2,067	858	5,784	2,118
Impairment of long-lived assets	—	—	—	610
Expense related to reacquired shares	2,855	—	2,855	—
Operating income	5,261	8,934	38,279	15,909
Interest and other income (expense), net	(88)	97	30	(196)
Income before income taxes	5,173	9,031	38,309	15,713
Income tax provision	2,600	3,630	16,190	6,150
Net income	2,573	5,401	22,119	9,563
Add: net loss attributable to the noncontrolling interest	502	—	763	—
Net income attributable to Amtech Systems, Inc.	$3,075	$5,401	$22,882	$9,563

Income Per Share:
Basic income per share attributable to Amtech shareholders	$0.32	$0.60	$2.41	$1.06
Weighted average shares outstanding	9,581	9,077	9,480	9,022
Diluted income per share attributable to Amtech shareholders	$0.31	$0.58	$2.34	$1.04
Weighted average shares outstanding	9,778	9,376	9,764	9,237

BALANCE SHEET - CONSOLIDATED
(in thousands)

	September 30,	September 30,
Assets	2011 (Unaudited)	2010
Current Assets
Cash and cash equivalents	$67,382	$56,764
Restricted cash	6,571	6,192
Accounts receivable trade (less allowance for doubtful accounts of $246 and $181 at September 30, 2011 and September 30, 2010, respectively)	14,447	9,252
Unbilled and other	30,822	15,231
Inventories	37,162	24,317
Deferred income taxes	9,560	2,130
Prepaid income taxes	4,260	—
Other	4,647	2,568
Total current assets	174,851	116,454
Property, Plant and Equipment - Net	12,680	9,577
Deferred Income Taxes - Long Term	—	2,660
Intangible Assets - Net	5,021	2,571
Goodwill	13,313	4,839
Total Assets	$205,865	$136,101

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	8928	12446
Accrued compensation and related taxes	10,686	8,305
Accrued warranty expense	2,265	1,843
Deferred profit	27,608	11,439
Customer deposits	7,862	8,858
Other accrued liabilities	6,775	1,605
Income taxes payable	16,670	6,320
Total current liabilities	80,794	50,816
Income Taxes Payable Long-term	2,630	1,010
Deferred Income Taxes Long-term	110	—
Other Long-Term Obligations	—	32
Total liabilities	83,534	51,858

Commitments and Contingencies

Stockholders' Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 9,431,393 and 9,209,213 at September 30, 2011 and September 30, 2010, respectively	94	92
Additional paid-in capital	83,207	72,919
Accumulated other comprehensive income	(2,078)	(982)
Retained earnings	35,096	12,214
Total Amtech Systems Inc. stockholders' equity	116,319	84,243
Noncontrolling interest	6,012	—
Total Equity	122,331	84,243
Total Liabilities and Stockholders' Equity	$205,865	$136,101

STATEMENT OF CASH FLOWS - CONSOLIDATED
(in thousands)

	September 30,	September 30,
	2011 (Unaudited)	2010
Operating Activities
Net income (loss)	$22,119	$9,563
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,814	1,763
Write-down of inventory	1,167	582
Provision for (reversal of) allowance for doubtful accounts	139	(56)
Deferred income taxes	(635)	(1,402)
Impairment of long-lived assets	—	610
Non-cash share based compensation expense	1,470	987
Changes in operating assets and liabilities:
Change in restricted cash	(274)	(4,763)
Accounts receivable	(21,399)	(11,621)
Inventories	(14,194)	(12,128)
Accrued income taxes	7,834	6,549
Prepaid expenses and other assets	(1,740)	(1,752)
Accounts payable	(3,644)	8,436
Accrued liabilities and customer deposits	5,137	12,057
Deferred profit	16,632	6,975
Net cash provided by operating activities	15,426	15,800

Investing Activities
Purchases of property, plant and equipment	(5,183)	(2,929)
Investment in acquisitions	(1,055)	—
Investment in note receivable	—	(1,000)
Proceeds from note receivable	—	1,000
Net cash used in investing activities	(6,238)	(2,929)

Financing Activities
Proceeds from issuance of common stock, net	1,330	1,328
Payments on long-term obligations	(127)	(117)
Excess tax benefit of stock options	855	202
Net cash provided by financing activities	2,058	1,413

Effect of Exchange Rate Changes on Cash	(628)	182

Net Increase in Cash and Cash Equivalents	10,618	14,466
Cash and Cash Equivalents, Beginning of Year	56,764	42,298
Cash and Cash Equivalents, End of Year	$67,382	$56,764